Exhibit 4.35

SUBSIDIARY JOINDER AGREEMENT

SUBSIDIARY JOINDER AGREEMENT (this “Agreement”) dated as of October 27, 2021 by Golden Arch Development LLC, a limited liability company (the “Additional Guarantor”), in favor of JPMorgan Chase Bank, N.A., as Lender (the “Lender”). Unless otherwise defined herein, capitalized terms used herein and defined in that certain Amended and Restated Credit Agreement, dated as of December 11, 2020 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Arcos Dorados Holdings Inc., a company incorporated under the laws of the British Virgin Islands (the “Borrower”), certain Subsidiaries of the Borrower, as Guarantors, and the Lender, are used herein as therein defined and the rules of construction set forth in Section 1.2 thereof shall apply hereto.
WHEREAS, the Borrower has entered into the Credit Agreement providing for the making of Loans,
WHEREAS, in connection with the Credit Agreement, certain of the Borrower’s Subsidiaries have entered into (or are required to enter into) the Credit Agreement as Guarantors thereunder,
WHEREAS, pursuant to Section 5.5 of the Credit Agreement, the Borrower is required to cause one or more additional Subsidiaries to become a party to the Credit Agreement as Guarantors, and
WHEREAS, the Additional Guarantor desires to execute and deliver this Agreement in order to become a party to the Credit Agreement pursuant to Section 5.5 of the Credit Agreement,
NOW, THEREFORE, IT IS AGREED as follows:
SECTION 1. Joinder.
(a)    By executing and delivering this Agreement, the Additional Guarantor hereby becomes a party to the Credit Agreement as a “Guarantor” thereunder, expressly assumes all obligations and liabilities of a “Guarantor” thereunder and ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement.

(b)    Without limiting the generality of the terms of paragraph (a), the Additional Guarantor hereby unconditionally and irrevocably guarantees the prompt payment and performance of the Obligations in full when due (whether at stated maturity, upon acceleration or otherwise), and agrees that if the Borrower fails to pay any Obligation when due, it will forthwith, on written demand, pay the amount not so paid at the place and in the manner specified in the Credit Agreement, including, in particular, in accordance with section 2.12 of the Credit Agreement (and without duplication of any amount thereof previously paid by any other Guarantor thereunder and not rescinded or refunded), and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, upon acceleration or otherwise) in accordance with the terms of such extension or renewal. The Additional Guarantor further agrees that its guarantee hereunder and under the Credit Agreement constitutes a guarantee of payment when due and not of collection and that the obligations of the Guarantors under the Credit Agreement shall be joint and several. The Additional Guarantor hereby acknowledges that it has received a copy of the Credit Agreement, as it may have been amended or supplemented from time to time.

(c)    The Additional Guarantor hereby makes each of the representations and warranties contained in Article III of the Credit Agreement on the date hereof as if such representations and warranties were made as of the date hereof, after giving effect to this Agreement.

(d)    The Additional Guarantor hereby waives acceptance by the Lender of the Guaranty by the Additional Guarantor upon the execution of this Agreement by the Additional Guarantor.

SECTION 2. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same agreement.
SECTION 3. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF NEW YORK (NOT INCLUDING SUCH STATE’S CONFLICT OF LAWS PROVISIONS OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

GOLDEN ARCH DEVELOPMENT LLC

By	/s/ Mariano Tannenbaum
Name:	Mariano Tannenbaum
Title:	Vice President, Treasurer, Chief Financial Officer and Controller

ACKNOWLEDGED:

JPMORGAN CHASE BANK, N.A., as the Lender

By	/s/ Christophe Vohmann
Name:	Christophe Vohmann
Title:	Executive Director